UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: October 6, 2008
(Date of earliest event reported)
IDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-10235 (Commission File Number)	36-3555336 (IRS Employer Identification No.)
630 Dundee Road
Northbrook, Illinois 60062
(Address of principal executive offices, including zip code)
(847) 498-7070
(Registrant’s telephone number, including area code)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 — Results of Operations and Financial Condition.
On October 6, 2008, IDEX Corporation issued a press release disclosing revised third quarter revenue and earnings estimates as follows:
The Company projects third quarter of 2008 revenues to be approximately $365 million or an increase of 9 percent from the prior-year period versus the previous guidance of 14 to 16 percent. Excluding restructuring expenses referenced below, third quarter 2008 earnings per share is expected to be 52 to 53 cents versus previous guidance of 53 to 56 cents. Revenue growth within the Dispensing Equipment segment is down more than 20 percent versus the third quarter of 2007. Lower revenues are due primarily to deteriorating capital spending within the Dispensing Equipment segment end markets. Organic revenue growth for Fluid and Metering Technologies was approximately 5 percent for the third quarter versus prior estimates of high single digits. In addition, the strengthening of the US dollar resulted in lower reported revenues by approximately 1-2 percent versus previous estimates.
Item 2.05 — Costs Associated with Exit or Disposal Activities.
On October 6, 2008, IDEX Corporation issued a press release disclosing updated restructuring plans as follows:
As previously announced, IDEX has commenced the cessation of manufacturing operations in the Dispensing segment’s Milan, Italy facility. In addition, IDEX has initiated Company-wide plans which include management and administrative workforce reductions as well as an additional facility consolidation.
The Company expects these actions to result in non-recurring severance and non-severance related charges totaling approximately $14 million over the second half of 2008. These costs are inclusive of the previously announced estimated $5 to $6 million of costs relating to the Milan, Italy facility closing. Of the estimated costs, approximately 80% are cash costs including employee severance payments and moving costs, while the remaining non-cash costs are primarily asset write-downs. Of the $14 million charge, approximately $4 to $6 million will be incurred in the quarter ended September 30, 2008 while $8 to $10 million will be incurred in the quarter ended December 31, 2008.
Item 7.01 — Regulation FD Disclosure.
On October 6, 2008, IDEX Corporation issued a press release providing the progress of its acquisition activity as follows:
On October 1, 2008, IDEX announced the acquisition of Richter Chemie-Technik, a leading provider of premium quality lined pumps, valves and control equipment for the chemical, fine chemical and pharmaceutical industries.
The Company is currently expecting to close additional acquisitions in the next 30-45 days. These acquisitions will further enhance the build-out within the Fluid and Metering Technologies segment and core technology capability within the Health and Science Technologies segment.
Inclusive of Richter Chemie-Technik and assuming successful closure of these additional acquisitions, the impact to 2009 revenue and EBITDA is estimated at $130-140 million and $32-35 million, respectively. The total cash consideration is estimated at $230-240 million. These acquisitions are also expected to be accretive to 2009 earnings.
Commenting on these announcements, IDEX Chairman and Chief Executive Officer Larry Kingsley stated, “Deteriorating economic conditions and lower capital spending in both Europe and North America, resulted in a significant reduction in orders for capital equipment within retail paints and coatings. In addition, we have been informed by a major retailer of their decision to use a competitor’s dispensing equipment for their current replacement program. We have taken appropriate cost actions to mitigate these impacts not only within Dispensing but throughout the company. We will reduce our 2009 cost structure by $13-14 million as a result of our restructuring plans. It is clear that we are experiencing a slower economic environment which will result lower organic growth. However, IDEX is well positioned to weather the current economic challenges, with a focus on cost reduction while still investing for growth in end markets that should outperform the economy”.
Additional details will be further discussed in the upcoming IDEX third quarter 2008 earnings release conference call on Tuesday, October 21, 2008 at 9:30 am CT.
The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This current report and exhibit may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and which involve risks, uncertainties and reflect IDEX’s judgment as of the date of this current report.
Forward-looking statements may relate to, among other things, operating results and are indicated by words or phrases such as “expects,” “should,” “will,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this current report. The risks and uncertainties include, but are not limited to IDEX’s ability to integrate and operate acquired businesses on a profitable basis and other risks and uncertainties identified under the heading “Risk Factors” included in Item 1A of IDEX’s Annual Report on Form 10-K for the year ended December 31, 2007 and information contained in subsequent periodic reports filed by IDEX with the Securities and Exchange Commission. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented within.
The information in this Current Report furnished pursuant to Items 2.02 and 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. This information shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. The furnishing of the information in this Current Report in not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this Current Report contains is material investor information that is not otherwise publicly available.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION
By:	/s/ Dominic A. Romeo
Dominic A. Romeo
Vice President and Chief Financial Officer
October 10, 2008